Exhibit 99.1

Goldman Sachs BDC, Inc. Reports Third Quarter 2017 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – November 2, 2017

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the third quarter ended September 30, 2017 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

◾	Net investment income for the quarter ended September 30, 2017 was $0.47 per share, equating to an annualized net investment income yield on book value of 10.3%;

◾	The Company announced a fourth quarter dividend of $0.45 per share payable to shareholders of record as of December 29, 2017, equating to an annualized dividend yield of 9.9% on quarter end net asset value per share;[1]

◾	Earnings for the quarter ended September 30, 2017 were $0.45 per share;

◾	Net asset value per share for the quarter ended September 30, 2017 was $18.23, unchanged from the quarter ended June 30, 2017;

◾	New investment commitments and fundings were $254.4 million and $253.5 million, respectively, while sales and repayments totaled $190.4 million;[2]

◾	The Senior Credit Fund (“SCF”) produced a 12.7% return on investment to the Company; this investment continues to represent the Company’s largest investment at 8.1% of total investments at fair value;[2,3]

◾	Investments on non-accrual represented 1.5% and 3.4% of the total investments at fair value and amortized cost, respectively.[2]

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of September 30, 2017	As of June 30, 2017

Investment portfolio, at fair value[2]	$1,178.7	$1,111.8
Total debt outstanding[4]	447.8	412.3
Net assets	731.2	730.7
Net asset value per share	$18.23	$18.23

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017
Total investment income	$34.4	$36.0
Net investment income after taxes	18.9	24.1
Net increase in net assets resulting from operations	18.1	4.6

Net investment income per share (basic and diluted)	0.47	0.64
Earnings per share (basic and diluted)	0.45	0.12
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended September 30, 2017, new investment commitments and fundings were $254.4 million and $253.5 million, respectively, which includes net fundings of $0.7 million of previously unfunded commitments. The new investment commitments were across eight new portfolio companies and three existing portfolio companies. The Company had sales and repayments of $190.4 million, comprised of $119.9 million from the full repayment of investments in three portfolio companies, $66.9 million from a syndication of investments in two portfolio companies and $3.6 million from scheduled amortization paydowns across various portfolio companies.

Summary of Investment Activity for the Three Months Ended September 30, 2017:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$43.0	16.9%	$46.5	24.4%
1st Lien/Last-Out Unitranche	11.6	4.6%	45.5	23.9%
2nd Lien/Senior Secured Debt	199.2	78.3%	98.4	51.7%
Unsecured Debt	-	-%	-	-%
Preferred Stock	0.6	0.2%	-	-%
Common Stock	-	-%	-	-%
Investment Funds & Vehicles (SCF)	-	-%	-	-%
Total	$254.4	100.0%	$190.4	100.0%

During the three months ended September 30, 2017, the SCF made new investment commitments and fundings of $49.4 million and $48.5 million, respectively. The new investment commitments were across two new portfolio companies and three existing portfolio companies. The SCF also had sales and repayments of $80.0 million, resulting in net funded portfolio change of $(31.5) million during the quarter. As of September 30, 2017, the SCF’s investment portfolio at fair value was $471.5 million, a decrease of 6.1% quarter over quarter. During the three months ended September 30, 2017, the weighted average yield on new investment commitments was 7.4% while the yield on investments repaid was 6.9%.5 The weighted average yield on the total investment portfolio at amortized cost increased from 7.2% to 7.3%. quarter-over-quarter. The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of September 30, 2017, the Company’s investment portfolio had an aggregate fair value of $1,178.7 million, comprised of investments in 51 portfolio companies operating across 28 different industries. The investment portfolio on a fair value basis was comprised of 89.1% secured debt investments (53.5% in first lien debt (including 23.3% in first lien/last-out unitranche debt) and 35.6% in second lien debt), 0.3% in unsecured debt, 1.0% in preferred stock, 1.5% in common stock, and 8.1% in the SCF.

Summary of Investment Portfolio as of September 30, 2017:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$355.7	30.2%
1st Lien/Last-Out Unitranche	274.4	23.3%
2nd Lien/Senior Secured Debt	419.4	35.6%
Unsecured Debt	3.3	0.3%
Preferred Stock	12.4	1.0%
Common Stock	18.4	1.5%
Senior Credit Fund (contains 96.6% 1st lien debt; 3.4% second lien debt)	95.1	8.1%
Total	$1,178.7	100.0%

As of September 30, 2017, the weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 11.0% and 11.5%, respectively, as compared to 11.2% and 12.8%, respectively, as of June 30, 2017.5 The weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 10.3% and 11.1%, respectively, as compared to 10.8% and 12.5%, respectively, as of June 30, 2017.

On a fair value basis, the percentage of the Company’s debt investments bearing interest at a floating rate was 96.0%.6

As of September 30, 2017, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.3x versus 5.0x as of June 30, 2017. The weighted average interest coverage of interest-bearing companies in the investment portfolio was 2.5x versus 2.6x from the previous quarter. The median EBITDA of the portfolio companies was $39.5 million.7

As of September 30, 2017, investments on non-accrual status represented 1.5% and 3.4% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF returned 12.7% and 12.6% at amortized cost and fair value, respectively, over the trailing four quarters ended September 30, 2017. The SCF’s investment portfolio had an aggregate fair value of $471.5 million, comprised of investments in 34 portfolio companies operating across 20 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (94.6% in first lien debt, 2.0% in a first-out portion of a unitranche loan and 3.4% in second lien debt). All of the investments in the SCF were invested in debt bearing a floating interest rate with an interest rate floor.

As of September 30, 2017, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.5x and 2.9x, respectively. The median EBITDA of the SCF’s portfolio companies was $43.3 million. None of the SCF’s investments were on non-accrual status as of September 30, 2017.

RESULTS OF OPERATIONS

Total investment income for the three months ended September 30, 2017 and June 30, 2017 was $34.4 million and $36.0 million, respectively. The decrease in investment income over the quarter was primarily driven by lower prepayment related income. The $34.4 million of total investment income was comprised of $31.4 million from interest income, original issue discount accretion, payment-in-kind and dividend income, $1.6 million from other income and $1.4 million from prepayment related income.8

Total expenses before taxes for the three months ended September 30, 2017 and June 30, 2017 were $15.1 million and $11.6 million, respectively. The $3.5 million increase in expenses was primarily driven by an increase in incentive fees. The $15.1 million of total expenses were comprised of $4.9 million of interest and credit facility expenses, $9.0 million of management and incentive fees, and $1.2 million of other operating expenses.

Net investment income after taxes for the three months ended September 30, 2017 was $18.9 million, or $0.47 per share, compared with $24.1 million, or $0.64 per share for the three months ended June 30, 2017.

During the three months ended September 30, 2017, the Company had net realized and unrealized depreciation of $(0.8) million.

Net increase in net assets resulting from operations for the three months ended September 30, 2017 was $18.1 million, or $0.45 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2017, the Company had $447.8 million of total principal amount of debt outstanding, comprised of $332.8 million of outstanding borrowings under its revolving credit facility and $115.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 3.42% for the nine months ended September 30, 2017. As of September 30, 2017, the Company had $272.2 million of availability under its revolving credit facility and $12.0 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.61x and 0.61x, respectively, for the three months ended September 30, 2017, as compared with 0.70x and 0.56x, respectively, for the three months ended June 30, 2017.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 3, 2017 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 96541038. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on November 3 through December 3. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 96541038. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on January 16, 2018 to holders of record as of December 29, 2017.

2 The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

3 The SCF’s return to the Company was measured at amortized cost over the trailing four quarters.

4 Total debt outstanding excluding netting of debt issuance costs of $3.9 million and $4.2 million, respectively, for the quarter ended September 30, 2017 and June 30, 2017.

5 Computed based on the (a) annual stated interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost.

6 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments.

7 For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. The net debt to EBITDA represents the ratio of a portfolio company’s total debt (net of cash) and excluding debt subordinated to the Company’s investment in a portfolio company, to a portfolio company’s EBITDA. The interest coverage ratio represents the ratio of a portfolio company’s EBITDA as a multiple of a portfolio company’s interest expense. Weighted average net debt to EBITDA is weighted based on the fair value of the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Weighted average interest coverage is weighted based on the fair value of the Company’s performing debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Median EBITDA is based on the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. As of September 30, 2017, investments where EBITDA may not be the appropriate measure of credit risk represented 7.2% of total debt investments, including the Company’s investment in the SCF, at fair value. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

8 Interest income excludes accelerated accretion/amortization of $0.7 million. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

9 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratio excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Non-controlled/non-affiliated investments, at fair value (cost of $1,015,440 and $1,055,203, respectively)	$989,904	$1,004,793
Non-controlled affiliated investments, at fair value (cost of $107,223 and $89,715, respectively)	93,669	84,103
Controlled affiliated investments, at fair value (cost of $94,342 and $77,592, respectively)	95,114	78,394
Investments in affiliated money market fund (cost of $3 and $1, respectively)	3	1
Cash	11,967	4,565
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	7,617	7,841
Dividend receivable from controlled affiliated investments	2,350	1,925
Other income receivable from controlled affiliated investments	1,096	2,212
Deferred financing costs	5,107	6,018
Deferred offering costs	160	605
Other assets	699	76

Total assets	$1,207,686	$1,190,533

Liabilities
Debt (net of debt issuance costs of $3,945 and $4,598, respectively)	$443,805	$498,152
Interest and other debt expenses payable	2,842	1,569
Management fees payable	4,369	4,406
Incentive fees payable	4,624	1,474
Distribution payable	18,049	16,349
Accrued offering costs	527	518
Directors’ fees payable	175	8
Accrued expenses and other liabilities	2,136	2,920

Total liabilities	$476,527	$525,396

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,109,905 and 36,331,662 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	40	36
Paid-in capital in excess of par	801,048	719,847
Accumulated net realized gain (loss)	(64,362)	(23,729)
Accumulated undistributed net investment income	34,172	25,624
Net unrealized appreciation (depreciation) on investments	(38,318)	(55,220)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$731,159	$665,137

TOTAL LIABILITIES AND NET ASSETS	$1,207,686	$1,190,533

Net asset value per share	$18.23	$18.31

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$28,204	$29,259	$85,383	$84,879
Dividend income	—	633	—	1,890
Other income	1,255	756	2,090	1,153

Total investment income from non-controlled/non-affiliated investments	29,459	30,648	87,473	87,922
From non-controlled affiliated investments:
Payment-in-kind	1,885	54	5,287	54
Interest income	354	333	1,476	333
Dividend income	7	10	20	32
Other income	7	6	19	6

Total investment income from non-controlled affiliated investments	2,253	403	6,802	425
From controlled affiliated investments:
Dividend income	2,350	1,825	7,250	4,650
Other income	350	1,074	1,096	1,618

Total investment income from controlled affiliated investments	2,700	2,899	8,346	6,268

Total investment income	$34,412	$33,950	$102,621	$94,615

Expenses:
Interest and other debt expenses	$4,884	$3,628	$14,235	$9,909
Management fees	4,369	4,292	13,181	12,606
Incentive fees	4,624	5,459	9,595	8,948
Professional fees	509	637	1,443	1,818
Administration, custodian and transfer agent fees	219	213	608	654
Directors’ fees	177	263	525	743
Other expenses	302	487	925	1,122

Total expenses	$15,084	$14,979	$40,512	$35,800

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$19,328	$18,971	$62,109	$58,815

Excise tax expense	$383	$294	$1,116	$728

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$18,945	$18,677	$60,993	$58,087

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$138	$(21,993)	$(38,138)	$(21,993)
Non-controlled affiliated investments	(2,495)	—	(2,495)	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(341)	23,891	24,874	(3,824)
Non controlled affiliated investments	1,574	1,353	(7,942)	864
Controlled affiliated investments	291	735	(30)	1,930

Net realized and unrealized gains (losses)	$(833)	$3,986	$(23,731)	$(23,023)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$18,112	$22,663	$37,262	$35,064

Net investment income (loss) per share (basic and diluted)	$0.47	$0.51	$1.60	$1.60
Earnings per share (basic and diluted)	$0.45	$0.62	$0.98	$0.97
Weighted average shares outstanding	40,106,702	36,320,014	38,130,304	36,312,852
Distributions declared per share	$0.45	$0.45	$1.35	$1.35

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. We believe that it is important to communicate our future expectations to our investors. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.